Exhibit 107

Calculation of Filing Fee Table

FORM S-1

Registration Statement Under the Securities Act of 1933

(Form Type)

Ekso Bionics Holdings, Inc.

(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum aggregate offering price(1)	Fee Rate	Amount of registration fee
Fees to be Paid	Equity	Units, each unit consisting of (i) one share of common stock, par value $0.001 per share (“Common Stock”), (ii) one Series A warrant to purchase one share of Common Stock with a five-year term (“Series A Warrant”) and (iii) one Series B warrant to purchase one share of Common Stock with a one-year term (“Series B Warrant”)(2)	Rule 457(o)	—	—	$6,249,999.49(3)	0.00014760	$922.50
Fees to be Paid	Equity	Pre-funded units, each pre-funded unit consisting of (i) one pre-funded warrant to purchase one share of Common Stock, (ii) one Series A Warrant and (iii) one Series B Warrant(2)	Rule 457(g)	—	—	—	—	—
Fees to be Paid	Equity	Shares of Common Stock included in the units(4)	Rule 457(g)	—	—	—	—	—
Fees to be Paid	Equity	Series A Warrants included in the units and pre-funded units(4)	Rule 457(g)	—	—	—	—	—
Fees to be Paid	Equity	Series B Warrants included in the units and pre-funded units(4)	Rule 457(g)	—	—	—	—	—
Fees to be Paid	Equity	Pre-funded warrants included in the pre-funded units(4)	Rule 457(g)	—	—	—	—	—
Fees to be Paid	Equity	Shares of Common Stock issuable upon exercise of the Series A Warrants included in the units and pre-funded units	Rule 457(o)	—	—	$6,249,999.49(3)	0.00014760	$922.50
Fees to be Paid	Equity	Shares of Common Stock issuable upon exercise of the Series B Warrants included in the units and pre-funded units	Rule 457(o)	—	—	$6,249,999.49(3)	0.00014760	$922.50
Fees to be Paid	Equity	Shares of Common Stock issuable upon exercise of the pre-funded warrants included in the pre-funded units	Rule 457(o)	—	—	—	—	—
Total Offering Amounts						$18,749,998.47		$2,767.50
Total Fees Previously Paid								$1,476.00(5)
Total Fee Offsets								$0.00
Net Fee Due								$1,291.50

(1)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price of the units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded units offered and sold in the offering (plus the aggregate exercise price of the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants), and as such the proposed aggregate maximum offering price of the units together with the pre-funded units (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $6,249,999.49.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(5)	The registrant previously paid registration fees of $1,476.00 in connection with the initial filing of this Registration Statement on Form S-1 on July 29, 2024.